Exhibit 99.2

Business Operating License

Registration No. 4403011034076    License No. ShenNanSiZi S05951

Company:

Shenzhen Naiji Electrical Equipment Co., Ltd.

Address:

2nd Floor – 5 Building 10 Area C of Lishan Industrial park,

                                    Xinghai Road, Nanshan District, Shenzhen

Legal Representative: Yulong Guo

Registration Capital:

RMB5 million (Paid in capital: RMB5 million)

Type of Enterprise:

Limited company

Lines of Business:

Produce and distribute high volt and low volt electronic plant; produce and sell intelligent switchgears.

Operating Period:

From June 20, 1997 to June 20, 2007

Established:

Date: June 20, 1997

Registration department: Shenzhen Administration for Industry & Commerce.

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